Exhibit 99.2

28th Quarterly Letter to Stockholders

August 10, 2026

Dear Harrow Stockholders:

The first half of 2026 was about driving demand and fine-tuning business rules; the second half is about converting growing demand into revenue and profits. The balance of this Letter to Stockholders describes why I believe we are set up well – for not only the second half of 2026, but for many years to come, including the opportunity to achieve our ambitious company-wide goal of a $250 million revenue quarter by the end of 2027. While this goal will be difficult to achieve, we see a pathway there and the entire Harrow Family is focused on maximizing productivity to give us the best chance of success. It’s now time for commercial execution!

Harrow delivered second quarter 2026 revenue of $70.7 million, a 60% sequential increase over the $44.2 million we reported in the first quarter. To bridge to our 2026 guidance and support what we intend to achieve in 2027, we’ve expanded our commercial organization (including the teams selling every Harrow product), strengthened our product portfolio, improved net pricing for VEVYE and IHEEZO, fine-tuned our access programs, advanced our pipeline, and built the infrastructure that will support our next phase of growth. Recent data demonstrates that those investments are starting to show up across the business, positioning Harrow for what I believe will be a significantly stronger second half of 2026.

IHEEZO will be a major contributor in the second half of 2026, and here are a few IHEEZO data points of merit:

●	As of July 1, IHEEZO’s net price improved by approximately 25%;
●	Despite losing pass-through reimbursement status on April 1, a headwind that eliminated all our ambulatory surgery center (ASC) volume virtually overnight, IHEEZO posted its best quarter ever for unit demand in Q2 2026, with units up 44% sequentially and 34% year over year, driven by ongoing growth in retina and in-office procedures; and
●	During the second quarter, we added a record number of new IHEEZO accounts.

These data are not the results of a product navigating a headwind. These are the results of a product that has found its footing and is beginning to run. Fortunately, every IHEEZO metric we track — new accounts, unit volume, pricing, and initial clinical data — is moving in the right direction. We expect that to translate into materially higher IHEEZO revenue in Q3 and Q4, compared to the first two quarters of the year.

Beyond IHEEZO, other drivers of growth for the second half of 2026, such as VEVYE, should benefit from a fully ramped commercial organization following the doubling of our sales force, a recent major coverage win that took effect on August 1, the addition of TYRVAYA® in our portfolio, as well as new initiatives designed to expand physician utilization and accelerate prescription growth, which I discuss in more detail below.

TRIESENCE® continues to deliver exceptional unit demand growth both year over year and sequentially, and with our surgical sales force now tripled, we believe the product is well positioned to build on that momentum.

We also recently launched BYOOVIZ®, marking Harrow’s entry into the retinal biologics market and further strengthening our rapidly expanding retina franchise.

Across our specialty portfolio, IOPIDINE® now has a permanent J-code, removing an important reimbursement barrier; VERKAZIA® has been successfully re-launched; and our broader product family continues to benefit from deep physician relationships, expanding patient access, and a commercial organization that is increasingly able to drive growth across multiple products simultaneously.

As you now hopefully know, we strengthened our dry eye disease (DED) leadership position through our recent agreement to acquire the global rights to TYRVAYA from Viatris. Together with VEVYE, TYRVAYA broadens the solutions we can offer physicians while increasing the productivity and reach of our commercial organization. (I’ll discuss the strategic rationale for this acquisition later in this Letter to Stockholders.)

As we describe in more detail in our Corporate Presentation, demand trends across our key growth drivers remain strong, commercial execution continues to strengthen, and we are seeing the early benefits of the investments we made during the first half of the year. As a result, we are reiterating our full-year 2026 guidance of $350 million to $365 million in revenue and $80 million to $100 million in Adjusted EBITDA.

I recognize that our 2026 financial guidance implies second-half revenue of more than double what we delivered in the first half. We sized that ramp deliberately:

●	VEVYE gross-to-net is improving, prescriptions are ramping and should accelerate as more patients satisfy their annual deductibles, and we just got another major coverage win that became effective August 1, further broadening patient access;
●	IHEEZO’s improved net pricing took effect July 1;
●	Channel inventories – system-wide – are now normalized;
●	Our expanded sales teams are approaching full productivity and will expand further upon closing of the TYRVAYA deal;
●	Large TRIESENCE accounts we have been working on bringing online are now ordering;
●	BYOOVIZ is launched, and revenues will build in the second half;
●	With full formulary availability, sales of our compounded products are now recovering; and
●	Given the anticipated timing of the TYRVAYA transaction close and its integration into our portfolio, it should contribute to revenue in 2026.

The above factors (and others) are building blocks supporting a much larger second half, and they are in place. From here, we need to deliver on the variable we control – commercial execution. Based on what we are seeing today, I expect our team to deliver on our 2026 commitments.

Relentlessly Committed to U.S. Dry Eye Leadership

The U.S. dry eye market is a core long-term value driver for Harrow. This is a large, highly underserved market that we intend to relentlessly compete in – with an unrivaled product set, coupled with an access and distribution model that ophthalmologists and optometrists are increasingly embracing.

Key performance indicators for VEVYE demonstrate building momentum. I want to spend some time walking through the numbers in detail, because the story behind them matters as much as the numbers themselves. The broader dry eye disease market behaved as we expected during the second quarter, rebounding from a seasonally softer first quarter. Total branded prescription volume increased approximately 14% sequentially, and VEVYE once again outperformed the category, with total prescriptions (TRx) growing approximately 21% sequentially and, despite significant business rule changes in April, new prescriptions (NRx) still increased approximately 4% sequentially. Just as encouraging, physician adoption continued to broaden, with unique prescribers increasing approximately 15% during the quarter, validating our belief that there was an untapped reservoir of VEVYE prescribers that our expanded field force is now enabling us to reach. By the end of June, VEVYE’s market share of total branded prescriptions had reached 14.6%, up from 14% at the end of March, and 7.8% a year ago, further extending its TRx share gains and continuing to march towards our primary goal of establishing VEVYE as the number one prescribed branded anti-inflammatory in the U.S. dry eye disease market.

VEVYE generated $29.4 million in revenue during the quarter, representing approximately 40% sequential growth from the first quarter and nearly 58% growth versus the prior-year second quarter. More importantly, those results confirmed that the amendments to our business rules we discussed on our first quarter 2026 conference call are largely working as we intended.

Recall that those changes were designed to improve the economics of VEVYE while preserving patient access and prescription growth that are fundamental to its long-term success. The results were on target: as average selling price improved sequentially and VEVYE delivered record quarterly revenue while continuing to grow both new and total prescriptions. In other words, we strengthened the economics of the business without sacrificing demand or patient access.

As we discussed on our last earnings call, expanding VEVYE coverage remains a top priority. I’m happy to share that, effective August 1, 2026, VEVYE had another major coverage win, gaining expanded formulary access with one of the nation’s three largest commercial pharmacy benefit managers, increasing access to millions of new commercial lives. This represents a meaningful improvement in patient access, as VEVYE previously had little coverage under these formularies – and in many cases was blocked. Importantly, this new coverage will operate under the same business rules we implemented in late-April. We expect this expanded access to support continued VEVYE prescription growth and believe it represents another important milestone in our long-term strategy to ensure access to as many patients in need as possible.

Commercially, we’ve recently implemented two initiatives to further strengthen VEVYE tailwinds:

●	First, we replaced our $0 first-fill program with physician sampling. The $0 first-fill program carried costs with no corresponding revenue. Physician sampling is a cleaner, more effective way to drive physician adoption and new patient starts, and patient acquisition beginning this year.

●	Second, as many of you have seen on social media, we’ve also launched our PrioritEYEs™ initiative, where our sales representatives are directly challenging ophthalmologists and optometrists to rethink where VEVYE fits in their treatment approach. Inflammation is a central driver across the dry eye disease continuum, and despite the available treatments, many patients continue to experience inflammation-driven signs and symptoms that go unaddressed. We believe VEVYE, with its rapid onset of action, durable efficacy, excellent tolerability, and differentiated water-free formulation, is uniquely positioned to become the anti-inflammatory foundation of dry eye disease treatment. Our representatives are having that conversation every day, practice by practice, with the goal of moving VEVYE earlier in the treatment paradigm.

Early feedback from physicians has been encouraging, and I believe both initiatives will support durable prescription growth over time.

Looking ahead, VEVYE is entering its strongest commercial position since launch. We expect an increasing proportion of prescriptions to return to the commercial channel as more patients satisfy their annual deductibles throughout the second half of the year. Combined with the expanded sales force, expanded coverage, and the commercial initiatives we’ve implemented, I believe VEVYE enters the second half of 2026 with multiple tailwinds supporting both prescription growth and profitability.

Lastly, because we’ve received several questions about it: third-party prescription data services like Symphony Health and IQVIA Xponent, standing alone, are not a complete proxy for VEVYE demand right now. That is why the metrics discussed earlier in this Letter to Stockholders include IQVIA data and our proprietary internal data, capturing dispensing activity those services do not fully reflect. Symphony tracking was directionally accurate last year, but from what we have seen, that data has become progressively less representative as an increasing percentage of VEVYE prescriptions are fulfilled through our specialty pharmacy partners. If you’re tracking VEVYE through Symphony or IQVIA alone, you’re not seeing a full picture of VEVYE — you’re seeing an increasingly incomplete subset of it.

Before I turn to IHEEZO, I’d like to comment on our recently announced acquisition of TYRVAYA because while the transaction itself is certainly exciting, what excites me even more is what comes next. TYRVAYA expands our commercial organization by adding Viatris’ experienced dry eye disease sales representatives, and it naturally fits within the commercial infrastructure we’ve already built.

VEVYE remains the cornerstone of our dry eye disease franchise and is, we believe, the therapy that will be appropriate for most patients. That said, TYRVAYA provides physicians with a differentiated trifecta prescription DED option for patients: (1) it has zero contraindications; (2) it has zero ocular adverse events; and (3) it has zero warnings on its label. TYRVAYA’s most common adverse reaction is transient sneezing, which is a manageable trade-off given the tolerability profile of the other basal tear-producing product in the category. Overall, we are thrilled to broaden our offering without changing VEVYE’s strategic role.

The synergy between the products is real. Every TYRVAYA prescriber call becomes an opportunity to introduce VEVYE, and every VEVYE relationship becomes an opportunity to discuss TYRVAYA. What I love most about the deal is that these products are complementary (i.e., they can be prescribed together). TYRVAYA allows us to offer a better solution to promote during every physician interaction, as it deepens our relationships with existing customers, expands our reach into new accounts, and strengthens what we believe is the leading dry eye disease franchise in eye care.

From a financial perspective, the TYRVAYA deal is exceptional. The acquisition will be funded from cash on hand — no dilution to stockholders and no incremental interest costs. The way the terms were constructed, if we make any one-time net sales-driven milestone payments, that is a signal of success – and would mean a higher ROI on the deal. We expect TYRVAYA to contribute more than $30 million in revenue during 2027, with revenue exceeding the incremental operating costs required to support the business. More importantly, owning both VEVYE and TYRVAYA creates leverage that neither product could achieve independently. By expanding our commercial reach and giving physicians a more comprehensive dry eye disease portfolio, I believe this acquisition will accelerate the long-term growth of VEVYE while further strengthening Harrow’s brand and leadership position in the U.S. dry eye disease market.

With TYRVAYA added to our portfolio, there is a new slide (slide 15) in our updated corporate presentation that depicts how we have strategically constructed our presence in the U.S. dry eye and related ocular surface disease market. You will see how we think about the U.S. DED market and where and how we intend to compete and win. It’s worth taking a look at.

One final item on TYRVAYA: I made a point to highlight that we acquired the global rights to TYRVAYA, which is approved in the US and China, and has marketing authorizations under regulatory review in five other countries. I did want to clarify that we intend to stay laser-focused on what we know best – the U.S. market – and will seek competent partners for rights outside the United States.

IHEEZO: The Inflection Point

No product in our portfolio has exceeded my expectations the way IHEEZO has, and things seem to be getting better. In the second quarter of 2026, IHEEZO unit demand reached 65,477 units — a 44% increase over the prior quarter and a 34% increase over the prior-year second quarter. While those numbers are impressive on their own, what makes them extraordinary is the context in which they were achieved, namely during the period when we lost reimbursement in the ASC. Thanks to our incredible sales team, IHEEZO growth was driven by in-office procedures – the setting where IHEEZO’s value proposition is strongest, our reimbursement is most durable, and thus where our commercial team has been focused.

The purchasing account data tells the same story. We exited Q2 with 224 total ordering accounts, up 32% year over year. 62 of those accounts placed their first-ever IHEEZO order during the quarter — the single strongest quarter for new account acquisition since the product’s launch. That does not happen by accident either. It happens when physicians talk to other physicians, when word spreads through a specialty that a product is changing how procedures feel for patients, and when a commercial team earns trust – one practice at a time. Paired with our trailing twelve-month reorder rate of approximately 85.5% (i.e., over the past 12 months, more than eight out of ten practices that adopted IHEEZO placed a repeat order), the compounding effect on the account base is becoming a powerful and durable revenue engine.

That commercial momentum translated into stronger financial performance than we had anticipated. During the quarter, we successfully worked through the remaining accumulated in-channel inventory while continuing to experience robust underlying demand, allowing IHEEZO to deliver second-quarter revenue of $15.6 million, which was above our internal expectations. To be clear, reported revenue remains below the $18.3 million recorded in the prior-year second quarter, a comparison that reflects the loss of pass-through reimbursement in the ASC and our previously forecasted drawdown of in-channel inventory rather than underlying demand. With channel inventories now normalized, reported revenue should increasingly mirror the strength of the underlying business. With the drawdown behind us and improved net pricing effective July 1, second-half IHEEZO revenue is expected to look materially different.

I want to add some color from the recent American Society of Retina Specialists (ASRS) Annual Meeting. There, Dr. Dang presented encouraging interim clinical data evaluating IHEEZO in patients undergoing intravitreal injections. Compared with subconjunctival lidocaine, IHEEZO demonstrated promising early trends toward reduced post-procedure pain, an improved patient experience, and fewer ocular symptoms through 24 hours following injection. While these findings represent an early look at a relatively small patient population, they reinforce our enthusiasm for QUELL—our prospective, randomized, multi-center clinical trial being conducted under an IND—with topline data expected in the fourth quarter of 2026. Retina is already one of our fastest-growing areas, and this data could add fuel to that momentum.

The second half of 2026 is set up to be IHEEZO’s best commercial period to date — by a wide margin. We have introduced our new 5-unit packaging, which is purpose-built for the high-volume practices that have adopted the product most enthusiastically. We also achieved a meaningful improvement in our net pricing for IHEEZO that went into effect on July 1, 2026, representing an estimated 25% improvement in net price per unit relative to prior periods. This pricing improvement, combined with the volume trajectory we are seeing, sets up a powerful earnings contribution from IHEEZO beginning in Q3.

In sum, we are still early in IHEEZO’s lifecycle. The retina opportunity alone is enormous and largely untapped. Moreover, we’ve recently expanded into the broader in-office procedure market, which has added 2.5+ million additional annual procedures to our addressable opportunity. IHEEZO has the clinical profile, the reimbursement infrastructure, and the GPO relationships to achieve a leading position in every setting in which anesthesia is used in eye care. I believe the next two years of IHEEZO’s commercial trajectory will look very different from the last two — and the last two were already impressive.

TRIESENCE: Hitting Its Stride

TRIESENCE momentum continues. In the second quarter of 2026, TRIESENCE delivered 14,529 units — its strongest quarter ever, up 39% sequentially from the first quarter and up 162% year over year from the second quarter of 2025. May 2026 was the strongest single month in the product’s commercial history, up 151% versus May of last year. To put that growth in perspective: TRIESENCE is generating more than two-and-a-half times the unit volume it was twelve months ago, in a market where physician adoption is in the very early innings – in fact, I would characterize the state of play as the teams still warming up and taking batting practice.

Account activation data reinforces the story. TRIESENCE exited Q2 2026 with 805 total ordering accounts — the highest level since launch, adding a net 69 new accounts sequentially from the 736 that ordered in Q1. Notably, 54% of Q2 unit volume came from ocular surgery accounts, demonstrating uptake in this key use case and foreshadowing where we expect future growth to come from.

Because of the growth we are experiencing, we made a meaningful investment in the surgical team during the second quarter by tripling the size of our dedicated surgical sales organization. (Keep in mind that this is the same team we anticipate would be selling the G-MELT™, pending marketing approval.) Most of those new representatives joined during the quarter, so the full productivity benefit has not yet been realized. We expect those investments to begin paying dividends in the second half of 2026 as our expanded commercial team gains experience, deepens physician relationships, and further broadens awareness of TRIESENCE across the surgical community.

The core reason TRIESENCE is being adopted is the growing awareness of the outstanding clinical outcomes the product is delivering. That is what really excites me. For over a decade, I’ve had a near professional obsession with reducing or eliminating patient exposure to eye drops. TRIESENCE is part of how I believe this can be accomplished. And we are investing to validate that – in the form of a Phase 3 clinical trial evaluating TRIESENCE for the treatment of ocular inflammation and pain following cataract surgery. This study is underway and on track to fully enroll this year and report topline data in early 2027. If successful, this study has the potential to meaningfully expand the product’s addressable market and further strengthen the financial value of this compelling franchise.

Looking ahead, we expect TRIESENCE unit demand and revenue to continue growing. However, the true financial opportunity is expected to expand with the anticipated launch, subject to regulatory approval, of our next-generation product candidate in late 2028 or 2029. Such an approval would be a transformational catalyst for the TRIESENCE brand — creating a differentiated commercial profile with greater pricing flexibility and meaningfully stronger net product profitability.

When I step back and look at TRIESENCE, I see a product and brand that was completely calcified when we acquired it in November of 2023. Our team saw the opportunity, invested in restoring the value we saw, and now ensures the supply of a product that truly delivers value for patients. Today, TRIESENCE has multiple drivers of long-term value creation, including growing physician demand that is accelerating rather than plateauing, an expanded commercial organization that has not yet reached full productivity, a potential label expansion supported by our Phase 3 program, and a highly attractive next-generation opportunity ahead. We are investing behind each of those catalysts because we believe TRIESENCE remains in the early innings of what will become a very significant franchise for Harrow.

BYOOVIZ: Building Out Our Retina Platform

BYOOVIZ is off to an encouraging start. Following our July 2026 launch, I am thrilled about what BYOOVIZ represents. Our retina team now has another important product to discuss with physicians, increasing the productivity of every customer interaction while further strengthening our position within the retina community. Just as importantly, BYOOVIZ represents another step toward building a broader, more diversified retina franchise – one capable of delivering long-term growth through multiple products rather than relying on any single asset. We believe that commercial leverage – not simply another product launch – will create meaningful long-term value as our retina franchise continues to expand.

We are only one month into the launch. It is still early, but the foundation is in place, physician interest has been encouraging, and we believe BYOOVIZ is well positioned to become another important contributor to Harrow’s expanding retina franchise.

Keep in mind, BYOOVIZ is also only the first of the two ophthalmic biosimilars we acquired from Samsung Bioepis, and we expect to launch OPUVIZ™, our EYLEA-referenced biosimilar, in the United States in 2027, further broadening our comprehensive retina portfolio.

G-MELT: Likely Our Biggest Opportunity

I believe G-MELT, if approved, will not only make a tremendous impact on patients’ lives, but it also has the possibility become the largest revenue driver for our company. I don’t make that statement lightly. I make it because, after spending considerable time with the clinical data, evaluating the market opportunity, talking to our customers, and observing the current and likely long-term market dynamics, I have never been more convinced of this program’s long-term potential.

My conviction is grounded in a real, and I believe underappreciated, market problem. At this year’s American Society of Retina Specialists meeting, the market problem was on full display at our advisory board meeting and during dozens of conversations with retina specialists: the same theme came up again and again – practices are struggling to secure reliable anesthesia coverage for their surgical procedures, with many now paying “stipends” out of their own facility and global surgical fees just to keep anesthesia services available.

We believe this “anesthesia/sedation dilemma” is not a short-term event but will be a reality that eye surgeons (and others) will be dealing with for many years to come. G-MELT, if FDA-approved, could be part of the solution to this growing problem. The bottom line, though, is that in nearly 15 years of running this company, I have never seen as consistently positive a reaction to a Harrow product candidate. This is a present, material need, and I believe we’re positioned to solve it.

Related to the G-MELT development program, I am excited to let our stockholders know that the FDA has granted us a pre-NDA meeting, an important milestone that will help finalize our regulatory strategy as we work toward an NDA submission. Our clinical team has done an amazing job since we acquired this program in November of last year, and I am incredibly proud of the progress we’ve made to position G-MELT for what we believe should eventually be a highly successful launch.

I always like to think about things from a patient’s perspective as well. And from that standpoint, who would prefer an IV to an orally disintegrating tablet? Certainly not the many patients for whom needle fear is a genuine barrier to care, as documented in a systematic review and meta-analysis published in the Journal of Advanced Nursing and summarized in this Harvard Health article: needle fear is present in 20% to 30% of young adults, and 16% of adult patients avoid influenza vaccination because of it. Who would prefer an opioid sedation medication to an alternative that provided sufficient sedation without the potentially addictive agents?

Believe it or not, we have already begun laying the commercial foundation for an eventual G-MELT launch – engaging key opinion leaders, developing our commercial strategy, preparing market access initiatives, and building the infrastructure we believe will be required for a successful launch.

Investors often ask me what Harrow looks like five years from now. While I believe our existing portfolio alone has tremendous runway for growth, I also believe G-MELT has the potential to redefine what Harrow can become. It represents an opportunity to build an entirely new platform with significant long-term value creation potential, and I believe it can become one of the defining growth drivers of our company for many years to come.

YOCHIL™, our midazolam orally disintegrating tablet (ODT) program, also continues to advance and represents an attractive opportunity in its own right. During the quarter, we completed our End-of-Phase 2 meeting with the FDA and are incorporating the Agency’s feedback into refinements of our Phase 3 study design and protocol. We are also advancing a pharmacokinetic bridging program to the currently marketed midazolam syrup and expect to evaluate multiple dosage strengths designed to align with the existing dosing paradigm. In addition, we are considering a pediatric usability study using a matching placebo to ensure the tablet’s size, thickness, color, and taste are appropriate for pediatric patients.

Together, these programs have the potential to establish an entirely new franchise for Harrow and meaningfully expand our leadership beyond our core ophthalmic pharmaceuticals business. We look forward to providing a more comprehensive update on both the G-MELT and YOCHIL development programs, including our clinical and regulatory strategy, at our Investor Day in March 2027.

Specialty Products

I continue to be incredibly excited about the opportunity we have with VERKAZIA. While severe vernal keratoconjunctivitis (VKC) is a rare disease, it can be devastating for the children and families affected by it. We believe VERKAZIA, which uniquely can reduce pediatric exposure to steroids, has the potential to become the standard of care for many of these patients.

Over the past several months, our focus has been on building the foundation for long-term success. That starts with ensuring a reliable, consistent supply so physicians can prescribe VERKAZIA with confidence, while continuing to expand patient access, improve reimbursement, and invest in physician education and disease awareness. We believe VKC, especially in its mild form, remains highly underdiagnosed and undertreated. Our initiatives will be critical to unlock VERKAZIA’s long-term commercial potential.

NATACYN® is another program that continues to generate enthusiasm across the organization. During the second quarter, the first patients were enrolled in our investigator-initiated clinical study, marking an important milestone for the program. We continue to expect topline data in the fourth quarter of this year and believe these results have the potential to further highlight NATACYN’s important role in treating fungal keratitis—a serious, sight-threatening infection with significant unmet medical need.

IOPIDINE’s permanent J-code went into effect on July 1, removing a reimbursement barrier we believe has constrained broader utilization. We are now focused on expanding IOPIDINE’s use, and the early feedback has been remarkable. At this year’s ASRS meeting, physicians expressed strong, unprompted enthusiasm for IOPIDINE’s role in managing intraocular pressure, especially with higher volume procedures that are known to cause transient vision loss. With reimbursement now memorialized with a product-specific J-code, and physician interest building, we believe IOPIDINE is well positioned for meaningful utilization growth ahead.

We believe the initiatives underway across VERKAZIA, NATACYN, and IOPIDINE position these products for renewed growth, and I look forward to sharing our progress in the quarters ahead.

Access+: A Broad Portfolio of Workhorse Products

Access+ has evolved into an increasingly important part of Harrow’s commercial strategy. Today, this team represents the broadest cash-pay ophthalmic portfolio in our company’s history, offering physicians a unique combination of FDA-approved branded prescription products alongside our proprietary compounded formulations.

We believe no other company provides eye care professionals with this breadth of affordable cash-pay solutions across ophthalmology and optometry. Recognizing that opportunity, we expanded the Access+ commercial organization as part of our broader sales force expansion during the quarter, adding dedicated representatives to support this growing portfolio and further strengthen our relationships with physicians nationwide.

Before discussing where this business is headed, I want to address the reported numbers directly. ImprimisRx net revenue was $14.6 million in the second quarter of 2026, compared with $21.5 million in the prior-year second quarter. That decline reflects three specific factors: (i) previously discussed inventory shortfalls that constrained our ability to supply certain products; (ii) exiting the California market; and (iii) a deliberate decision we made last year to transition certain compounded units to branded units, like our transition of Klarity-C patients to VEVYE— it is revenue moving by design from ImprimisRx into our branded portfolio, that results in higher value to Harrow.

During the second quarter, we completed our inventory rebuild – 100%, and our history with this business is clear: when we have inventory, we grow, and we drive revenue and profits. We are now situated to do exactly that. We began to see this recovery take hold during the second quarter, and we expect it to continue throughout the balance of the year. Our goal is for the ImprimisRx business to be near fully recovered, from a financial perspective, by the end of 2026. We believe we are well on our way.

Our Access+ strategy remains straightforward: provide physicians with high-quality, affordable ophthalmic medications, deliver exceptional service and reliability, and make it easier for patients to access the therapies they need. That formula has served us well for many years, and we believe it remains a meaningful competitive advantage. Access+ continues to play a critical role in Harrow’s long-term strategy. Together with our branded pharmaceutical portfolio, it allows us to offer one of the most comprehensive collections of ophthalmic treatment solutions available in the United States.

Closing

As I bring this Letter to Stockholders to a close, I am thinking about how, for many years, our focus has been on building—acquiring and developing differentiated products, expanding our commercial capabilities, improving access, and assembling what we believe is the premier ophthalmic portfolio in the United States. Much of that work happened behind the scenes. Today, I believe we are beginning to see the results of those investments and, importantly, I believe we are still in the early stages.

One of the initiatives our Board, Andrew and I have devoted considerable time to over the past several months is finalizing Harrow’s next five-year strategic plan – our fourth such plan since we began this adventure in December of 2011. While we remain intensely focused on executing today, we’re equally committed to ensuring that the decisions we make now position Harrow for sustained growth well into the next decade. I look forward to sharing our vision with our stockholders at our next Investor Day, which I am pleased to announce will be held on Monday, March 22, 2027, in New York City. Institutional investors and analysts can reach out to Mike Biega, VP of Investor Relations and Communications, for more information. Similar to last year, the event will be webcast live and recorded.

Our next Investor Day will be an important milestone for Harrow. We will outline and discuss our 2027–2031 Five-Year Strategic Vision, outlining how we intend to build upon the foundation we’ve established and continue creating long-term value for patients, physicians, employees, and stockholders. We’ll provide comprehensive updates across each of our major growth platforms, including VEVYE, IHEEZO, TRIESENCE, our expanding retina franchise, and Access+, while also discussing the next phase of Harrow’s evolution. We also expect to provide our most comprehensive update yet on our MELT platform, including G-MELT and YOCHIL. We’ll discuss regulatory progress, anticipated development milestones, our commercial strategy, and why we believe these programs have the potential to become one of the most important growth drivers in Harrow’s history. In addition, we anticipate sharing important clinical and commercial updates across the portfolio, including data from the QUELL study evaluating IHEEZO, topline results from our Phase 3 TRIESENCE program, progress on the launch of BYOOVIZ, the VERKAZIA relaunch, and, if timing permits, clinical updates from the NATACYN development program. I think we should have much to celebrate and discuss next March!

We have multiple meaningful growth engines across our business, each with significant runway ahead. We expect to launch at least one new product every year between now and the end of 2029 while continuing to invest in expanding the commercial potential of our existing portfolio. Just as importantly, we are putting in place the strategies, infrastructure, and development programs today that we believe will drive meaningful and durable revenue growth well into the 2030s.

Harrow has also reached an important inflection point. Historically, much of our energy was devoted to building the next product, the next acquisition, or the next opportunity. Today, we have the benefit of a broad, incredibly diversified portfolio that we believe will generate substantial cash flow for years to come. That allows us to think differently—to invest with a longer horizon, pursue larger strategic opportunities, and build enduring value for our stockholders.

Looking specifically at 2026, I remain highly confident in our outlook. We entered the year knowing the first half would be about laying the foundation for future growth – expanding our commercial organization, improving product access, strengthening supply, launching new products, and advancing our clinical pipeline. We accomplished what we set out to do. As a result, I believe Harrow is exceptionally well positioned for a strong second half of the year, and I remain confident in our ability to achieve our full-year revenue and Adjusted EBITDA guidance.

The table is set. Now we serve. As always, thank you for your continued trust, confidence, and support.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

Index to Previous Letters to Stockholders

2026	2025	2024	2023	2022	2021	2020	2019
	4Q 2025	4Q 2024	4Q 2023	4Q 2022	4Q 2021	4Q 2020	4Q 2019
	3Q 2025	3Q 2024	3Q 2023	3Q 2022	3Q 2021	3Q 2020	3Q 2019
	2Q 2025	2Q 2024	2Q 2023	2Q 2022	2Q 2021	2Q 2020
1Q 2026	1Q 2025	1Q 2024	1Q 2023	1Q 2022	1Q 2021	1Q 2020

Commentary on Second Quarter 2026 Financials

Revenues of $70.7 million for the second quarter of 2026 represent an 11% increase over the prior-year second quarter revenues of $63.7 million. During the quarter, branded revenue, net, grew 33% year over year to $56.1 million, partially offset by ImprimisRx revenue of $14.6 million, which declined from $21.5 million in the prior-year second quarter as a result of discontinuation of Klarity-C,exiting the California market, and the transition of certain compounded units to branded units. A portion of the year-over-year ImprimisRx decline therefore reflects revenue shifting by design into our branded portfolio. We expect ImprimisRx revenue to improve over the balance of 2026.

Selling, general and administrative (“SG&A”) costs for the second quarter of 2026 were $53.3 million compared with $33.2 million during the same period last year. The increase in SG&A was primarily driven by an increase in headcount and related expenses within our commercial organization, along with an increase in other commercial-related activities.

Research and development (“R&D”) costs for the second quarter of 2026 were $8.1 million compared with $2.9 million during the same period last year. The increase in R&D was primarily driven by costs from NDA enabling clinical trials associated with the G-MELT program, and clinical trials for IHEEZO and TRIESENCE.

GAAP net loss for the second quarter of 2026 was $17.3 million compared with a GAAP net income of $5.0 million during the same period last year.

Adjusted EBITDA (a non-GAAP measure) for the second quarter of 2026 was $(1.2) million compared with Adjusted EBITDA of $17.0 million during the same quarter last year.

As of June 30, 2026, cash and cash equivalents totaled $83.9 million while accounts receivable stood at $118.6 million.

GAAP gross margins were 71% for the second quarter of 2026 and 75% for the second quarter of 2025. The decrease year over year is largely due to an increase in fixed costs associated with the amortization of acquired NDAs, the overall revenue and product mix, and decreased efficiency at ImprimisRx.

Additional product-related revenue figures are reflected in the table below:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2026		2025		2026		2025
IHEEZO	$15,619,000	22%	$18,336,000	29%	$17,535,000	15%	$23,558,000	21%
VEVYE	29,387,000	42%	18,641,000	29%	50,335,000	44%	40,156,000	36%
Other branded products	11,009,000	16%	5,212,000	8%	18,776,000	16%	6,169,000	6%
Other revenues	90,000	0%	85,000	0%	163,000	0%	171,000	0%
Branded revenue, net	56,105,000	79%	42,274,000	66%	86,809,000	76%	70,054,000	63%
ImprimisRx revenue, net	14,556,000	21%	21,468,000	34%	28,055,000	24%	41,519,000	37%
Total revenues, net	$70,661,000	100%	$63,742,000	100%	$114,864,000	100%	$111,573,000	100%

Second Quarter 2026 Financial Overview

GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months and six months ended June 30, 2026 and 2025 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$70,661,000	$63,742,000	$114,864,000	$111,573,000
Cost of sales	20,298,000	16,230,000	37,456,000	31,754,000
Gross profit	50,363,000	47,512,000	77,408,000	79,819,000
Selling, general and administrative	53,298,000	33,235,000	96,528,000	73,748,000
Research and development	8,072,000	2,868,000	13,967,000	5,894,000
Total operating expenses	61,370,000	36,103,000	110,495,000	79,642,000
(Loss) income from operations	(11,007,000)	11,409,000	(33,087,000)	177,000
Total other expense, net	(6,263,000)	(6,414,000)	(11,760,000)	(12,962,000)
Income tax expense	-	-	25,000	-
Net (loss) income	$(17,270,000)	$4,995,000	$(44,872,000)	$(12,785,000)
Net (loss) income per share:
Basic	$(0.46)	$0.14	$(1.20)	$(0.35)
Diluted	$(0.46)	$0.13	$(1.20)	$(0.35)

Selected Financial Highlights

Selected financial highlights and Non-GAAP operating results for the three months and six months ended June 30, 2026 and 2025 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$70,661,000	$63,742,000	$114,864,000	$111,573,000
Gross margin	71%	75%	67%	72%
Net (loss) income	(17,270,000)	4,995,000	(44,872,000)	(12,785,000)
Adjusted EBITDA(1)	(1,232,000)	17,006,000	(13,891,000)	15,021,000
Net (loss) income per share:
Basic	(0.46)	0.14	(1.20)	(0.35)
Diluted	(0.46)	0.13	(1.20)	(0.35)

(1)	Adjusted EBITDA is a non-GAAP measure. For additional information, including a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP measure, see the explanation of non-GAAP financial measures and reconciliation table at the end of this letter.

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its Securities and Exchange Commission (“SEC”) filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2026, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether because of new information, future events, or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures in this letter, specifically Adjusted EBITDA. A reconciliation of Adjusted EBITDA with the most directly comparable GAAP measure, net (loss) income, is included at the end of this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net (loss) income, excluding the effects of stock-based compensation and expenses, impairment of intangible assets, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net (loss) income. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net (loss) income as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net (loss) income, for the three and six months ended June 30, 2026 and for the same periods in 2025:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net (loss) income	$(17,270,000)	$4,995,000	$(44,872,000)	$(12,785,000)
Stock-based compensation and expenses	3,788,000	875,000	7,625,000	5,431,000
Interest expense, net	6,263,000	6,408,000	11,760,000	12,956,000
Income tax expense	-	-	25,000	-
Depreciation	460,000	496,000	915,000	961,000
Amortization of intangible assets	5,527,000	4,226,000	10,656,000	8,452,000
Investment loss, net	-	-	-	-
Other expense, net	-	6,000	-	6,000
Adjusted EBITDA	$(1,232,000)	$17,006,000	$(13,891,000)	$15,021,000